Exhibit 99.1

GigCapital, Inc. Announces Closing of Public Offering of Common Stock

PALO ALTO, Calif., — December 12, 2017 — GigCapital, Inc. (the “Company”), a Delaware corporation that is an emerging-growth blank check company newly formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses, today announced the closing of its previously announced underwritten public offering of 12,500,000 units at a price of $10.00 per unit.

Each unit consists of one share of common stock, one right and three-fourths (3/4) of one warrant to purchase one share of common stock for an exercise price of $11.50 per whole share of common stock. Only whole warrants are exercisable. Each right entitles the holder thereof to receive one-tenth (1/10) of one share of common stock upon the consummation of the Company’s initial business combination.

The units are listed on the New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “GIG.U”, and began trading on December 8, 2017. Once the securities comprising the units begin separate trading, the rights and warrants are expected to be listed on the NYSE under the symbols GIG RT” and “GIG WS” respectively.

Cowen and Chardan acted as bookrunners for the offering.

A final prospectus relating to and describing the final terms of the offering has been filed with the SEC and is available on the SEC’s website located at http://www.sec.gov or may be obtained from Cowen and Company, LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department. Phone (631) 274-2806 / Fax (631) 254-7140. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Note Concerning Forward Looking Statements

This news release contains statements that constitute “forward-looking statements,” including with respect to the anticipated listing of the Company’s rights and warrants on the NYSE. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Darrow Associates, Inc.

Jim Fanucchi, (408) 404-5400

ir@gigcapitalglobal.com